Exhibit 99.1

                                DURLAND & COMPANY
                            CERTIFIED PUBLIC ACCOUNTS
                           A PROFESSIONAL ASSOCIATION
                              232A ROYAL PALM WAY
                              PALM BEACH, FL 33480
                         (561) 822-9995 * FAX 822-9942

STEPHEN H.DURLAND                                                    MEMBERS OF:
-----------------                                      FLORIDA INSTITUTE OF CPAS
ALSO CERTIFIED IN CA, CO, GA, LA
MA, MD, MS, NC, NJ, NY, SC, TX, WI





November 12, 2001



ASGA, Inc.
Elizabeth City, NC 27909


Gentlemen:

We are unable to complete the review of the financial statements of ASGA, Inc., as of September 30, 2001 and for the nine months then ended in time for the Company's Form 10-QSB to be filed timely, due to unforseen circumstances. We do expect to have such review completed within two weeks. Thank you.


Sincerely,

/s/ Durland & Company, CPAs, P.A.
Durland & Company, CPAs, P.A.